EXHIBIT 3


                                                          State of Delaware
                                                         Secretary of State
                                                      Divisions of Corporations
                                                   Delivered 06:23 PM 10/02/2009
                                                      FILED 06:16 PM 10/02/2009
                                                    SRV 090907445 - 2132775 FILE

                            CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF

                                VASOMEDICAL, INC.
                                -----------------




     VASOMEDICAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of VASOMEDICAL, INC., resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of Stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the following amendment:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article IV of the Company's Certificate of Incorporation, so that, as amended said Article shall be and read as follows:

          ARTICLE IV. CAPITAL STOCK. The authorized capital stock of the Corporation shall consist of 250,000 000 shares of Common Stock, $.001 par value per share (hereinafter referred to as either the "Common Shares" or "Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share (hereinafter referred to as either "Preferred Shares" or "Preferred Stock").

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said VASOMEDICAL, INC. has caused this certificate to be signed by JUN MA, its President and Chief Executive Officer and TARACHAND SINGH, its Secretary, this 1st day of October, 2009.

                                  VASOMEDICAL, INC.


                                  By:/s/ Jun Ma
                                     -------------------------------------------
                                         Jun Ma
                                         President and Chief Executive Officer
ATTEST:


By: /s/ Tarachand Singh
    ------------------------------
        Tarachand Singh, Secretary